Exhibit 25
                                                                 ----------

                                                                 Exhibit D
                                                                 ---------

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                             XO COMMUNICATIONS, INC.

                Pursuant to Sections [103 and 303] [242 and 245]
                                     of the
                        Delaware General Corporation Law

                                  *************


     XO COMMUNICATIONS, INC., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation of NM Acquisition Corp. (the "Corporation") was filed with the Secretary of State of the State of Delaware on December 30, 1999 (the "Original Certificate of
Incorporation").

     The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on June 8, 2000 (the "First Amended and Restated Certificate of Incorporation").

     The First Amended and Restated Certificate of Incorporation was further amended pursuant to the Certificate of Merger of NEXTLINK Communications, Inc. with and into the Corporation, pursuant to which the Corporation changed its name to "NEXTLINK Communications, Inc.," which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of CONCENTRIC Network Corporation with and into NEXTLINK Communications, Inc., which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Correction, which was filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Designation relating to the Corporation's Series G Cumulative Convertible Participating Preferred Stock, par value $.01 per share, and a Certificate of Designation relating to the Corporation's Series H Convertible Participating Preferred Stock, par value $.01 per share, which were filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, pursuant to which the Corporation changed its name to "XO Communications, Inc.," which was filed with the Secretary of State of the State of Delaware on October 20, 2000 to be effective as of October 25, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on June 5, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of Internex Information Services, Inc., Delta Internet Services, Inc. and Anaserve, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of XO Technology Services, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001 (the First Amended and Restated Certificate of Incorporation, as so amended to date, the "Current Certificate of Incorporation").

     The Current Certificate of Incorporation is hereby amended and restated pursuant to [the order of the United States Bankruptcy Court, [District] in [(In re XO Communications, Inc., No. [ ] (____))], and the Plan of Reorganization confirmed therein in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the Delaware General Corporation Law.] [Section 242 and Section 245 of the Delaware General Corporation Law and has been duly proposed and adopted by the board of directors of the Corporation and the stockholders of the Corporation, and all specifically affected classes or series of stockholders, in accordance with Sections 242 and Section 245 of the Delaware General Corporation Law. [INSERT DESCRIPTION OF OUT OF COURT TRANSACTION HERE]]

     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Current Certificate of Incorporation. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety as follows:

          1.   Name. The name of the corporation is:

               XO COMMUNICATIONS, INC.

     XO Communications, Inc. is referred to as the "Corporation" hereafter in this Amended and Restated Certificate of Incorporation.

          2. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          3. Shares.

     (a) The Corporation shall have authority to issue _______________ (__________) shares of common stock of the Corporation, which shall be divided into three classes, _______________ (_________) shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), _______________ (_________) shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock"), and two (2) shares of Class D Common Stock, par value $0.01 per share (the "Class D Common Stock" and together with the Class A Common Stock and the Class C Common Stock, the "Common Stock"). The Corporation shall have authority to issue _______________ (____________) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

     (b) Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors and recorded in a Certificate of Designation adopted and filed as required by Section 151 of the General Corporation Law of Delaware prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

     (c) Except with regard to the special voting power and conversion rights provided in this paragraph 3, the Class A Common Stock, the Class C Common Stock and the Class D Common Stock shall carry identical characteristics, rights, preferences and limitations, including but not limited to participating equally in any dividends when and as declared by the board of directors of the Corporation (the "Board of Directors") out of funds lawfully available therefor and in any distribution resulting from a liquidation or distribution of assets, whether voluntary or involuntary, in each case subject to any preferential rights granted to any series of Preferred Stock that may be then outstanding.

     (d) Holders of all classes of the Common Stock are entitled to vote on all matters that come before the stockholders, including without limitation, election of the directors to the Board of Directors. Subject to the differential voting rights provided in this paragraph 3, holders of the Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote. Each share of the Common Stock shall have one (1) vote on all matters on which holders of the Common Stock are entitled to vote.

     (e) Each share of the Class C Common Stock may be converted, at any time and from time to time at the option of the holder, into one share of the Class A Common Stock. Such conversion shall be effected by the surrender of the certificate representing the shares of Class C Common Stock to be converted at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, the holder of such shares of Class C Common Stock shall be entitled to become, and shall be registered in the stock transfer records maintained by or on behalf of the Corporation as, the holder of the number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder, at the address of such holder provided to the Corporation at the time of surrender of the certificate or certificates representing the shares of Class C Common Stock so surrendered, a certificate or certificates for such number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible.

     (f) Each share of Class C Common Stock shall automatically be converted, without any further action on behalf of the Corporation, into one share of Class A Common Stock upon the Transfer (or presentment to the Corporation for Transfer in the stock transfer records maintained by or on behalf of the Corporation) of such share of the Class C Common Stock by a Class C Permitted Transferee to a Class C Prohibited Transferee. Such conversion shall be effective automatically upon the Transfer of title to such share of Class C Common Stock from the Class C Permitted Transferee to the Class C Prohibited Transferee, which Transfer of title shall be deemed to occur no later than the presentment of the certificate representing such share of Class C Common Stock to the Corporation for Transfer in the stock transfer records maintained by or on behalf of the Corporation. In addition, each share of the Class C Common Stock shall automatically be converted, without any further action on behalf of the Corporation, into one share of the Class A Common Stock upon any of the following events, which conversion shall be deemed effective immediately upon the occurrence of such event: (i) at such time as Class C Permitted Transferees shall own in the aggregate less than 10% of the total number of outstanding shares of the Common Stock or (ii) the fourth anniversary of the date of the original issuance of the first share or shares of the Class C Common Stock (the "Original Class C Issuance Date"). Promptly upon the conversion of all shares of Class C Common Stock into shares of Class A Common Stock pursuant to the preceding sentence, the Secretary of the Corporation (or such other employee of the Corporation as may be designated by the Secretary or any Assistant Secretary of the Corporation) shall send a notice of such conversion to each holder of shares of Class C Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation. Such notice shall state that all shares of Class C Common Stock have automatically been converted into shares of Class A Common Stock and that such holder shall have the right to surrender the certificate or certificates representing shares of Class C Common Stock held by such holder at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, such holder shall be entitled to be registered in the stock transfer records maintained by or on behalf of the Corporation as the holder of the number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder at the address of such holder set forth above, a certificate or certificates representing such number of shares of the Class A Common Stock into which such shares of Class C Common Stock are convertible.

     (g) Each share of the Class D Common Stock may be converted, at any time and from time to time at the option of the holder, into one share of the Class A Common Stock. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Class D Common Stock to be converted at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, the holder of such shares of Class D Common Stock shall be entitled to become, and shall be registered in the stock transfer records maintained by or on behalf of the Corporation as, the holder of the number of shares of the Class A Common Stock into which such shares of Class D Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder, at the address of such holder provided to the Corporation at the time of surrender of the certificate or certificates representing the shares of Class D Common Stock so surrendered, a certificate or certificates representing such number of shares of Class A Common Stock into which such Class D Common Stock is convertible.

     (h) Each share of Class D Common Stock will automatically be converted, without any further action on behalf of the Corporation, into one share of the Class A Common Stock simultaneously upon the conversion of all outstanding shares of the Class C Common Stock into the Class A Common Stock in accordance with the terms of subparagraph 3(f), which conversion shall be deemed effective immediately upon the occurrence of such event. Promptly upon the conversion of all shares of Class D Common Stock into shares of Class A Common Stock pursuant to this subparagraph (h), the Secretary of the Corporation (or such other employee of the Corporation as may be designated by the Secretary or any Assistant Secretary of the Corporation) shall send a notice of such conversion to each holder of shares of Class D Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation. Such notice shall state that all shares of Class D Common Stock have automatically been converted into shares of Class A Common Stock and that such holder shall have the right to surrender the certificate or certificates representing the shares of Class D Common Stock held by such holder at the office of the Secretary of the Corporation (or at such additional place or places as may be designated by the Secretary or any Assistant Secretary of the Corporation) in such form and accompanied by all stock transfer tax stamps, if any, as shall be required for such transfer. Upon such surrender, such holder shall be entitled to be registered in the stock transfer records maintained by or on behalf of the Corporation as the holder of the number of shares of the Class A Common Stock into which such shares of Class D Common Stock are convertible, and thereupon there shall be issued and promptly delivered to such holder at the address of such holder as set forth in such stock transfer records a certificate or certificates for such number of shares of the Class A Common Stock into which shares of Class D Common Stock are convertible.

     (i) At any time at which any shares of the Class C Common Stock or the Class D Common Stock shall remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the Class C Common Stock and the holders of a majority of the outstanding shares of the Class D Common Stock, each voting as a separate class, shall be required before the Corporation may enter into any agreement with respect to a Major Event. A "Major Event" shall mean any merger (other than a merger of a wholly-owned Subsidiary of the Corporation with and into the Corporation), consolidation, reorganization or recapitalization of the Corporation or any sale of all or a substantial portion of the assets of the Corporation and its subsidiaries, taken as a whole.

     (j) If the Corporation in any manner subdivides the outstanding shares of one class of Common Stock into a greater number of shares of such class, the shares of all other classes of Common Stock shall be similarly subdivided, and if the Corporation in any manner combines the outstanding shares of one class of Common Stock into a lesser number of shares of such class, the shares of all other classes of Common Stock shall be similarly combined. Upon any such subdivision or combination, the Corporation shall give notice thereof to each holder of Common Stock at the address of such holder as set forth in the stock transfer records maintained by or on behalf of the Corporation.

     (k) The Corporation shall not be required to issue or deliver fractional shares of any Common Stock to any holder of Common Stock upon any conversion of Common Stock provided for in this paragraph 3. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of Common Stock that would be issuable upon any such conversion. If there are fractional shares of any Common Stock to be issued to any holder, the Corporation shall, if such fractional shares are not issued to such holder, pay cash in respect of such fractional shares in an amount equal to the Fair Market Value thereof (without interest).

     (l) If, at any time following the Original Class C Issuance Date but prior to the Board Representation Date, shares of Class C Common Stock are outstanding, the affirmative vote of a majority of the outstanding shares of the Class C Common Stock, voting as a separate class, shall be required before the Corporation or any Subsidiary of the Corporation may:

          (i) acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than 20% of the consolidated Net Assets of the Corporation determined in accordance with GAAP;

          (ii) authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

          (iii) incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Original Class C Issuance Date (and borrowings pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and other terms no less favorable to the Corporation than such outstanding Indebtedness);

          (iv) amend this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (the "Bylaws");

          (v)    issue or agree to issue any Preferred Stock.

     [(m) The Corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this paragraph 3(m), any class or series of stock that has only such voting rights as are mandated by the Delaware General Corporation Law shall be deemed to be nonvoting subject to the restrictions of this subparagraph 3(m).] [(used if bankruptcy case filed)]

          4. Bylaws. In furtherance and not in limitation of the powers conferred by statute, except as otherwise provided herein (including as provided in paragraph 3(l)(iv)), the Bylaws may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors.

          5. Registered Agent and Office. The name of the initial registered agent of the Corporation and the address of its initial registered office are as follows:

              Name                               Address
              ----                               -------

              Corporation Service Company        1013 Centre Road
                                                 Wilmington, DE  19805

          8. Directors.

          (a) The number of directors of the Corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

          (b) There is hereby established a five member committee (the "Executive Committee") consisting of, prior to the Board Representation Date, three Forstmann Little Designees so long as Forstmann Little Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or two Forstmann Little Designees so long as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock, and, prior to the Board Representation Date, one Telmex Independent Designee (to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a) of the Stockholders Agreement) so long as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock. After the Board Representation Date, the Executive Committee shall include two Director designees of each Investor so long as such Investor Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or one Director designee of each Investor so long as such Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. The Chief Executive Officer of the Corporation shall be a member of the Executive Committee. The Board of Directors shall appoint the Executive Committee annually on a basis consistent with the foregoing. The initial Executive Committee shall consist of the Chief Executive Officer of the Corporation, three Forstmann Little Designees and one Telmex Independent Designee. The Executive Committee, together with the Board of Directors, shall, pursuant to Section 141(a) of the Delaware General Corporation Law (the "DGCL"), exercise the powers and duties conferred and imposed upon the Board of Directors by the DGCL as provided for herein.

          The Corporation shall not, directly or indirectly, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions (except to the extent any such action is specifically authorized under the Stockholders Agreement (to the extent it is in effect), the Stock Purchase Agreement or the Registration Rights Agreement) without the approval of (x) prior to the Board Representation Date, at least three-fifths of the members of the Executive Committee, or (y) at and after the Board Representation Date, at least two-thirds of the members of the Executive Committee:

          (i) adopt a new Business Plan, materially modify the Business Plan or take any action that would constitute a material deviation from the Business Plan;

          (ii) approve or recommend a Major Event;

          (iii) acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than $100 million;

          (iv) authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

          (v) purchase, redeem, prepay, acquire or retire for value any shares of its capital stock or securities exercisable for or convertible into shares of its capital stock other than as required by the terms of such capital stock or securities;

          (vi) declare, incur any liability to declare, or pay any dividends, or make any distributions in respect of, any shares of its capital stock other than as required under the terms of such capital stock;

          (vii) redeem, retire, defease, offer to purchase or change any material term, condition or covenant in respect of outstanding long-term Indebtedness other than as required under the terms of such Indebtedness;

          (viii) incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Closing Date (and borrowing pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and other terms no less favorable to the Company then such outstanding Indebtedness);

          (ix) make any material change in its accounting principles or practices (other than as required by GAAP or recommended by the Corporation's outside auditors), or remove the Corporation's outside auditors or appoint new auditors; or

          (x) appoint, or terminate or modify the terms of the employment of, any member of the Corporation's senior management as set forth on Annex E to the Stockholders Agreement, and any of their successors or replacements, and any other persons of a similar level of authority and responsibility in the organizational structure who are appointed after the Closing Date.

          Notwithstanding the foregoing, if any of the matters referred to in this paragraph 8(b) are proposed to but not approved by the requisite three-fifths majority (or, at and after the Board Representation Date, the requisite two-thirds majority) of the Executive Committee, then the Investor Designees on the Executive Committee shall attempt in good faith to resolve any objections any such Investor Designee may have to the proposal and, if the Investor Designees on the Executive Committee are unable to resolve in good faith the disagreement within 30 days after the Executive Committee meeting at which the matter was not approved, any member of the Executive Committee shall be entitled to present such issue to the Board of Directors where the issue may be adopted or rejected by a majority vote of the Board of Directors.

          The Executive Committee shall have such other powers and perform such other duties as may from time to time be assigned to it by the Board of Directors.

          (c) Except as otherwise expressly provided herein, the Corporation shall be managed by and under the direction of the Board of Directors. During such time as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Forstmann Little Designee is present and during such time as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Telmex Designee (which, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a) of the Stockholders Agreement) is present. So long as (i) an Investor Beneficially Owns shares of Class A Common Stock representing at least 20% of the outstanding shares of Common Stock and (ii) no Major Event or Acquisition has occurred, the approval of at least one Director nominated or appointed by such Investor pursuant to the Stockholders Agreement shall be required before the Corporation may take any of the following actions:

          (i) amend, alter or repeal the Certificate of Incorporation or Bylaws, or any part thereof, or amend, alter or repeal any constituent instruments of any Corporation Subsidiary, or any part thereof;

          (ii) enter into any transaction with any Affiliate (other than a wholly owned Subsidiary of the Corporation), officer, director or stockholder of the Corporation, except for compensation and benefits paid to Directors and Officers in the ordinary course of business and other than those entered into concurrently with or prior to the Closing Date;

          (iii) file any voluntary petition for bankruptcy or for receivership (including a voluntary petition for the liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries other than a liquidation of a Subsidiary in which all the assets of the liquidating Subsidiary are distributed to the Corporation or another Subsidiary of the Corporation) or make any assignment for the benefit of creditors;

          (iv) adopt any stockholder rights plan or other anti-takeover provisions in any document or instrument; or

          (v) issue or agree to issue any Preferred Stock of the Company.

          9. Indemnification.

          (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 9.

          (c) The indemnification and other rights set forth in this paragraph 9 shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

          (d) Neither the amendment nor repeal of this paragraph 9, subparagraph (a), (b) or (c), nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this paragraph 9, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 9, subparagraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 9, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

          10. Limitation of Director Liability. A director shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the Corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 174 of the General Corporation Law of Delaware, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this paragraph 10 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification. All references in this paragraph to a director shall also be deemed to refer to any person who, pursuant to the provisions of this Certificate of Incorporation, in accordance with Section 141(a) of the DGCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

          11. Business Combinations with Interested Stockholders. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

          12. Definitions. Any document referred to herein shall be provided to any stockholder upon request without charge. For purposes of this Certificate of Incorporation, the following capitalized terms shall have the following meanings:

     "Acquisition" shall mean the acquisition by any "person" or any "group" (as such terms are used for purposes of Rules 13d-1 and 13d-5 under the Exchange Act) of more than 50% of the total number of outstanding shares of Common Stock.

     "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

     "Beneficial Ownership" shall have the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that, solely for the purpose of determining "Beneficial Ownership," (i) a Person shall be deemed to have "Beneficial Ownership" of all shares of Common Stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) "Beneficial Ownership" shall be determined without regard to any disclaimer of beneficial ownership and without regard to the fact that one or more classes of the Common Stock is not registered under the Exchange Act; provided, however, that an Investor shall be deemed to Beneficially Own shares of Class A Common Stock only at such time, and to the extent, that it has record ownership of shares of Class A Common Stock and shall not be deemed to Beneficially Own shares of Class A Common Stock by virtue of its ownership of shares of Class C Common Stock or Class D Common Stock or any other option, warrant or security exercisable for or convertible into shares of Class A Common Stock. Correlative meanings shall also be ascribed to the terms "Beneficially Own" and "Beneficial Owner".

     "Board Representation Date" means the earlier of (i) the first date on which the Board of Directors has received written notice from Telmex that Telmex desires to designate Directors to the Board pursuant to the Stockholders Agreement, and Telmex has determined in good faith, after consultation with its legal counsel, which counsel shall be an outside law firm of national reputation, that one or more directors, officers or employees of Telmex or a Subsidiary of Telmex can become Directors without violating Section 8 of the Clayton Antitrust Act of 1914, as amended, and
(ii) the first date upon which any director, officer or employee of Telmex or a Subsidiary of Telmex is elected or appointed as a Director.

     "Business Plan" shall mean the business plan of the Corporation, as approved by each of the Investors prior to the Closing Date, and as the same may be amended from time to time in accordance with the Stockholders Agreement.

     "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Class C Permitted Transferee" means Telmex or one of its Subsidiaries.

     "Class C Prohibited Transferee" means any Person other than a Class C Permitted Transferee.

     "Closing Date" shall mean the date on which the closing under the Stock Purchase Agreement occurs.

     "Encumbrance" means, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     "Equity Derivative Securities" means any and all equity and debt securities (or any hybrid or combination thereof) convertible into or exchangeable or exercisable for, or which otherwise give the holder thereof the right to acquire, any equity securities of the Corporation.

     "Exchange Act" shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     "Fair Market Value" means (i) in the case of cash, the amount thereof,
(ii) in the case of capital stock that has been publicly traded for a period of at least 12 months, the Market Value thereof, and (iii) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     "Forstmann Little" shall mean, collectively, Forstmann Little & Co. Equity Partnership-VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P.

     "Forstmann Little Designee" or "Forstmann Little Designees" shall mean a Director, or the Directors, nominated or appointed by Forstmann Little pursuant to the Stockholders Agreement (other than Telmex Independent Designees).

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

     "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     "Indebtedness" means, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

     "Investor Designees" shall mean the Forstmann Little Designees and Telmex Designees.

     "Market Value" means, as of any date of determination, (i) with respect to shares of any class or series of capital stock traded (1) on the New York Stock Exchange (the "NYSE") or another national stock exchange or quoted on The National Market System of the Nasdaq Stock Market ("Nasdaq NMS"), the average of the reported closing bid and asked prices regular way of a share of such class or series for the 30 trading days immediately preceding such date of determination (the "Relevant Trading Period"), as reported, (x) in the case of the NYSE, on the NYSE composite tape, and (y) in the case of any other national securities exchange or Nasdaq NMS, publicly by such exchange or Nasdaq NMS, or (2) solely or primarily in the over-the-counter market, the average of the bid and asked prices of a share of such class or series in the over-the-counter market during the Relevant Trading Period as furnished by any NYSE member firm selected from time to time by the Corporation or (ii) with respect to any class or series of capital stock not traded or quoted on the NYSE, any other national stock exchange or Nasdaq NMS or in the over-the-counter market, the fair market value of a share of such class or series as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

     "Net Assets" means, with respect to any Person, the total assets of such Person minus the total liabilities of such Person, each as reflected on the balance sheet of such Person for the most recently-ended fiscal quarter.

     "Permitted Benefit Plan Issuance" means any issuance of equity securities or Equity Derivative Securities to directors, officers, employees in the ordinary course of business pursuant to an employee stock purchase plan, employee stock option plan or other similar compensation plan approved by the compensation committee of the Board of Directors or the Board of Directors.

     "Person" means any individual, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Preferred Stock" shall have the meaning set forth in paragraph 3(a) herein.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of _______________, 2002 among the Investors and the Corporation.

     "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of______, 2002, and as amended from time to time, by and among Forstmann Little, [Telmex] (Telmex and Forstmann Little sometimes being herein collectively referred to as the "Investors" and individually as an "Investor"), and the Corporation.

     "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated January 15, 2002, by and among each of the Investors and the Corporation.

     "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

     "Subsidiary" means, with respect to any Person, (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. Unless the context otherwise requires, any reference to a Subsidiary is to a Subsidiary of the Corporation.

     "Telmex" means Telefonos de Mexico, S.A. de C.V.

     "Telmex Designee" or "Telmex Designees" shall mean a Director, or the Directors, appointed or nominated by Telmex pursuant to the Stockholders Agreement (including the Telmex Independent Designees).

     "Telmex Independent Designees" means those individuals nominated by Telmex in accordance with the Stockholders Agreement, who are independent of, and not affiliated with, either Telmex or the Corporation.

     "Transfer" means, directly or indirectly, the sale, assignment, conveyance, transfer or other disposition of, or pledge or other encumbrance of, a security or interest, whether resulting from a contractual obligation of the holder, by operation of law, by gift or for any other reason.

     IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Senior Vice President and Secretary this __th day of ______, 2002.



                                -----------------------------------------
                                Gary D. Begeman
                                Senior Vice President and Secretary